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                                   EXHIBIT 11
                       COMPUTATIONS OF EARNINGS PER SHARE

                                  (in thousands
                           except earnings per share)
                                   (unaudited)
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                                                               For the three months                    For the nine months
                                                               --------------------                    -------------------
                                                                ended September 30,                    ended September 30,
                                                                -------------------                    -------------------
                                                             1995                1994                1995                1994
                                                             ----                ----                ----                ----

Shares used in the computation
of earnings per share:

     Weighted daily average
          of shares outstanding                              4,445,341           4,378,980           4,419,078           4,366,481

     Shares used in the computation of
          primary earnings per shares                        4,685,485           4,640,018           4,636,191           4,665,336
                                                       ---------------     ---------------     ---------------     ---------------
                                                       ---------------     ---------------     ---------------     ---------------
     Shares used in the computation of
          fully diluted earnings per share                   4,721,841           4,640,018           4,695,576           4,669,863
                                                       ---------------     ---------------     ---------------     ---------------
                                                       ---------------     ---------------     ---------------     ---------------

Net income used in the computation
     of earnings per common share:

     Net income, as reported                                  $  1,844            $  1,234            $  5,238            $  4,049
     Adjustment for preferred
          stock dividend                                           (35)               (105)               (245)               (315)
                                                       ---------------     ---------------     ---------------     ---------------

     Net income, as adjusted                                  $  1,809            $  1,129            $  4,993            $  3,734
                                                       ---------------     ---------------     ---------------     ---------------
                                                       ---------------     ---------------     ---------------     ---------------

     Primary earnings per share                              $    0.39           $    0.24           $    1.08           $    0.80
                                                       ---------------     ---------------     ---------------     ---------------
                                                       ---------------     ---------------     ---------------     ---------------

     Fully diluted earnings per share                        $    0.38           $    0.24           $    1.06           $    0.80
                                                       ---------------     ---------------     ---------------     -----------------
                                                       ---------------     ---------------     ---------------     ---------------
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